Exhibit 10.21

Via Hand Delivery

June 24, 2016

Mark J. Gergen

Re: Transition & Separation Agreement

Dear Mark:

This letter sets forth the terms and conditions of our mutual agreement (“Agreement’’) regarding your transition from employment with Mirati Therapeutics, Inc. (the “Company”). This Agreement shall become effective on the “Effective Date” as defined in Section 10 herein. You and the Company hereby agree as follows:

1.                                      Separation Date.    You and the Company have agreed that you will resign your employment with the Company. The effective date of your resignation will be September 16, 2016 (the “Resignation Date’’).

2.                                      Transition Services and Salary.    During the time period from the date of this letter through the Resignation Date (the “Transition Period’’). you will continue to report to the Company’s Chief Executive Officer (“CEO”) serving as an advisor to the CEO, on an ad hoc basis. working on such matters as requested by the CEO that have been customarily associated with your role with the Company to date and such transition matters as may be requested by the CEO, including the performance of other reasonable services necessary to fully and effectively assist the Company with your transition. During the Transition Period you will continue to receive your base salary as currently in effect and you will continue to participate in the Company benefit programs in which you are currently enrolled.

3.                                      Separation Benefits.                              On the Resignation Date, the Company will pay you your accrued and unpaid salary, including accrued but unused vacation, earned for services performed through that date. In addition, in exchange for your releases and covenants in this Agreement, and provided that (i) this Agreement has become effective as specified in Section 10 hereof and (ii)  you execute and deliver to the Company the Closing Release and Waiver of Claims attached as Exhibit A and allow it to become effective per its terms (the “Closing Release”), which in no event shall occur later than 30 days after your Resignation Date, the Company shall provide you with the following: (a) an amount equivalent to 12 months’ of your base salary as in effect on the Resignation Date, less required deductions, to be paid in equal installments on the Company’s regularly-scheduled payroll dates beginning with the first such payroll date following the Resignation Date (or, if later, the date the Closing Release becomes effective per its terms within 30 days after your Resignation Date); (b) provided that you timely elect COBRA continuation coverage pursuant to the Company’s group health insurance plan, direct payment of the COBRA premium for such health insurance as you (and your family, if applicable) were enrolled as of the Resignation Date until the earlier of (x) 12 months following the Resignation Date; (y) the date

9393 Towne Centre Drive, Suite 200, San Diego, CA 92121

T 858.332.3410     E info@mirati.com     W mirati.com

you become eligible for group health insurance coverage through a new employer; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such applicable period of direct payment, the “COBRA Premium Period’) and (c)  notwithstanding anything to the contrary in the governing plan or applicable award agreement under which you were granted options to purchase shares of the Company common stock (the “Stock Agreements”), you will be permitted to exercise the vested portions of your outstanding options to purchase common stock of the Company until the later of (1) the final day of the applicable post-termination exercise period provided in the relevant option agreement; or (2)  June 30, 2017; provided, however, that no option shall be exercisable later than the original expiration of the term of such option and the options shall remain subject to earlier termination in connection with the terms of the equity incentive plan under which they were granted and all other terms of such plan and applicable option agreements, except to the extent modified in this Agreement. You understand that the extension of the post-termination exercise period of your options may disqualify, immediately as of the date you execute this Agreement, any stock options that were previously considered “incentive stock options” under Section 422  of the Internal Revenue Code of 1986, as amended (the “Code”), under the rules of the Code, and you expressly agree to such treatment. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (1) the date upon which you obtain other employment or (II) the last day of the twelfth calendar month following the Resignation Date.

4.                                      Termination prior to Resignation Date.   The Company or you may, upon written notice, terminate your employment prior to the Resignation Date, at any time and for any reason or no reason, with or without Cause (as defined in the Amended and Restated Employment Agreement dated February 15, 2013 between the Company and you (the “Employment Agreement”)). In the event your employment terminates prior to the Resignation Date as a result of a subsequent termination by the Company, your resignation for Good Reason, or a mutually agreed change to the Resignation Date, the Company shall provide you the benefits specified in Section 3 subject to the provisions thereof, measured from your date of termination of employment by the Company. For the avoidance of doubt, this Agreement, the Transition Period and other matters contemplated herein shall not constitute an event giving you “Good Reason” to terminate your employment under the Employment Agreement.

5.                                      Expense Reimbursement.   You will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Resignation Date, if any, for which you seek reimbursement no later than October 14, 2016 (or such later date as may be specified by the Company). The Company shall reimburse your expenses pursuant to Company policy and regular business practice. Company agrees to reimburse you for reasonable attorney’s fees incurred for review of this agreement up to a total amount not to exceed $1,000.

6.                                      Other Compensation and Benefits.   Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, or benefits from the Company. You expressly agree and acknowledge that the benefits provided to you in this Agreement are in lieu of, and not in addition to, any benefits you might otherwise be entitled to pursuant to the Employment Agreement, including but not limited to severance, benefits, bonus, notice of termination of your employment or pay in lieu of notice.

7.                                      Company Property.   On the Resignation Date or such earlier date as the Company may specify, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, business plans, notes, samples, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data).

8.                                      Confidentiality and Publicity.   The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that this Agreement may be disclosed (a) in confidence, to your immediate family, (b) in confidence, to your attorneys, accountants, auditors, tax preparers, and financial advisors, (c) by the Company as needed to promote the legitimate business needs of the Company (such as required filings, due diligence, or audit) and in accordance with its treatment of any similar agreement with an executive employee of the Company, and (d) to the limited extent such disclosure may be necessary to effectuate or enforce its terms or as otherwise required by law.

9.                                      Release of Claims.   In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers. employees, shareholders, partners. agents. attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations. both known and unknown, that arise out of or are in any way related to events, acts, conduct. or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) to the extent permissible by law, all claims related to your compensation or benefits from the Company, including salary. bonuses, stock, equity, commissions, vacation pay, expense reimbursements, severance pay, or fringe benefits; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Employee Retirement Income Security Act, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), California Labor Code §970, and the California Fair Employment and Housing Act (as amended). This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to (1) claims under the Workers’ Compensation Act; (2) claims under the Unemployment Insurance Code; and (3) your right to file a charge with or participate in a charge by the Equal Opportunity Commission or any other local, state or federal administrative body or government agency that is authorized to enforce laws related to employment, with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company and the understanding that your release herein bars you from recovering such monetary relief from the Company.

10.                               ADEA.   You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967. as amended (“ADEA”). You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) You should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier);    (d) you have seven (7) days following the execution ofthis release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company, provided that you have not earlier revoked this Agreement (the (“Effective Date”) and you will not entitled to receive any of the benefits specified by this Agreement unless it becomes effective.

11.                               Section 1542 Waiver.   In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

12.                               Confidential Information and Proprietary Information Obligations.   You acknowledge your continuing obligation to comply with your Proprietary Information and Invention Assignment Agreement (“PIIAA”). You represent that you have not violated and will not violate the PIIAA prior to the Effective Date or thereafter. Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

13.                               Non-disparagement.   You agree that you will not at any time disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any questions, inquiry or request for information when required by legal process. The Company agrees that it will instruct its Board of Directors and Officers not to at any time disparage you in any manner likely to be harmful to you or your business or your business or personal reputation.

14.                               Non-solicitation of Company Employees.   You agree that for a period of twelve (12) months immediately following the Separation Date, you shall not either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees to terminate, leave, reduce or truncate their employment with the Company.

15.                               Cooperation and Assistance.   You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. You agree that the foregoing sentence shall not prohibit you from testifying truthfully under subpoena or providing other assistance under compulsion of law. You agree to provide (voluntarily and without legal compulsion) reasonable cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and agree that you shall preserve all applicable privileges of the Company.

16.                               No Admissions.   The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

17.                               Section 409A.    The severance benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A of the Code and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect (collectively “Section 409A”) provided under U.S. Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-l(b)(5) and 1.409A-l(b)(9), as applicable, or such other exemptions from Section 409A, and any ambiguities herein shall be interpreted accordingly. However, if such exemptions from Section 409A are not available and you are a “specified employee” within the meaning of Section 409A at the time of your Separation from Service (within the meaning of Section 409A), then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, any severance payments or benefits under this Agreement that would be considered deferred compensation under Section 409A (the “Deferred Payments”) that would otherwise be due to you under this Agreement will accrue and will be paid in a lump sum payment on the date that is the earlier of (i) six (6) moths and one (1) day following the date of your Separation from Service or (ii) your death (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment.

In no event shall payment of any benefits under this Agreement be made prior to the effective date of the Closing Release. If the Company determines that any payments or benefits provided under this Agreement constitute Deferred Payments, and your Separation from Service occurs at a time during the calendar year when the Closing Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, then regardless of when the Closing Release is returned to the Company and becomes effective, the Closing Release will not be deemed effective (solely for purposes of timing of payments under this section) any earlier than the latest permitted effective date (the “Closing Release Deadline”). If the Company determines that any payments or benefits provided under this Agreement are Deferred Payments, then except to the extent that payments may be delayed pursuant to the Six Month Delay Rule pursuant to the preceding paragraph, on the first regular payroll date following the effective date of the Closing Release, the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Closing Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

It is the intent for all payments and benefits under this Agreement to be exempt from Section 409A or, if not exempt, to comply with the requirements of Section 409A so that none of the payments and benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

18.                               Entire Agreement.    This Agreement constitutes the complete, fmal and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof, with the exception of the PIIAA, the Indemnity Agreement (as defined below), and the Stock Agreements, except as amended herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and the Chief Executive Officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will. For the avoidance of doubt, this Agreement does not supersede the Indemnity Agreement by and between you and the Company dated July 1, 2013 (the “Indemnity Agreement”). You will continue to enjoy any and all rights you currently enjoy pursuant and subject to the terms of the Indemnity Agreement, and to the extent permitted by Delaware law.

19.                               Successors and Assigns.    This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

20.                               Applicable Law.   This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

21.                               Severability.    If a court of competent jurisdiction determines that any term or provision Of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

22.                               Indemnity.   You represent that you have not assigned or otherwise alienated the claims released by this Agreement and that you will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of said representation.

23.                               Authorization.   You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give the releases herein.

24.                               Counterparts.   This Agreement may be executed in counterparts. each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

25.                               Section Headings.   The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please sign and date below and return this Agreement to me.

Sincerely,

MIRATI THERAPEUTICS, INC.

/s/ Charles M. Baum
Charles M. Baum, Chief Executive Officer

HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.

Dated:	June 24, 2016	/s/ Mark J. Gergen
Mark J. Gergen

EXHIBIT A

CLOSING RELEASE AND WAIVER OF CLAIMS

DO NOT SIGN PRIOR TO THE RESIGNATION DATE

TO BE SIGNED AND RETURNED ON THE RESIGNATION DATE OR WITHIN 21

DAYS THEREAFTER

CLOSING RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING SEPARATION DATE

In consideration of the payments and other benefits set forth in Section 3 of the Transition & Separation Agreement (the “Agreement”) dated June 24, 2016, to which this form is attached, I, Mark J. Gergen, hereby furnish Mirati Therapeutics, Inc. (the “Company”), with the following closing release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely reaffirm my release of the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). This release does not extend to any obligations incurred under the Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to (1) claims under the Workers’ Compensation Act; (2) claims under the Unemployment Insurance Code; and (3) your right to file a charge with or participate in a charge by the Equal Opportunity Commission or any other local, state or federal administrative body or government agency that is authorized to enforce laws related to employment, with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company and the understanding that your release herein bars you from recovering such monetary relief from the Company.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date’’).

I acknowledge my continuing obligations under my PIIAA. I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

The Agreement and this Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof, with the exception of the PIIAA, the Indemnity Agreement, and the Stock Agreements, except as amended by the Agreement. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	2016	By:
MARK J. GERGEN